EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Andrew Gordon, President & CEO

Telephone:

(718) 832-0800

Coffee Holding Co., Inc. Reports Quarter End Results

BROOKLYN, New York – March 11, 2009.  Coffee Holding Co., Inc. (AMEX: JVA) today announced its operating results for the three months ended January 31, 2009.  In this release, the Company:

•

Reports net income of $391,801, or $0.07 per share (basic and diluted) for the three months ended January 31, 2009

•

Reports net sales of $18,857,870 for the three months ended January 31, 2009; and

•

Reports sales growth of 26% for the three months ended January 31, 2009 compared to the three months ended January 31, 2008.

We had a net income of $391,801, or $0.07 per share (basic and diluted), for the three months ended January 31, 2009 compared to net income of $182,265, or $0.03 per share (basic and diluted), for the three months ended January 31, 2008.  The increase in net income primarily reflects increased net sales, which resulted in an increase in gross profit.

Net sales totaled $18,857,870 for the three months ended January 31, 2009, an increase of $3,895,329, or 26%, from $14,962,541 for the three months ended January 31, 2008.  The increase in net sales reflects both increased amounts of green coffee, branded coffee and private label coffee sold as well as increased sales prices compared to the first quarter of fiscal 2008.

Cost of sales for the three months ended January 31, 2009 was $16,742,775 or 88.8% of net sales, as compared to $13,082,423 or 87.4% of net sales for the three months ended January 31, 2008.  The increase in cost of sales primarily reflects the increased cost of green coffee.  Green coffee purchases increased $3,019,335 from $11,328,822 to $14,348,157 due to higher private label and green coffee sales volumes.  Net gains on options and futures contracts, a component of cost of sales, equaled $283,011 for the first quarter of fiscal 2009 compared to $593,443 for the first quarter of fiscal 2008.

Total operating expenses decreased by $133,621, or 8.7%, to $1,406,680 for the three months ended January 31, 2009 from $1,540,301 for the three months ended January 31, 2008.  The decrease in operating expenses was due to decreases in selling and administrative expense of $122,093 and officers’ salaries of $11,528.  The decrease in selling and administrative expenses mainly reflects decreases of approximately $88,000 in office salaries and the corresponding payroll costs, $31,000 in repairs and maintenance costs, $14,000 in equipment rental costs, $20,000 in licensing fees, $16,000 of show & demo costs and $12,000 of packaging development costs partially offset by increases of  $35,000 in insurance costs and $14,000 in setup costs for the Entenmann’s products.  The decrease in office salaries reflects our continued efforts to streamline the company to remain competitive.  The decrease in repairs and maintenance and equipment rental reflects the rewards of our continued investment in upgrading our equipment.  The decrease in licensing and packaging development is due to our being in year two of our Entenmann’s production.   The increase in insurance costs reflects the increased cost of workers compensation coverage. The increase in setup costs reflect costs incurred to promote our Entenmanns’s coffee products outside of the New York market.

We will be closing our manufacturing operations at our Brooklyn location on or about March 27, 2009.  The majority of our processing will be moved to our Colorado facility with our Generations facility in Brecksville, Ohio becoming more involved with our everyday coffee purchasing.  We have leased office and warehouse space located in Staten Island to house the corporate offices and serve as temporary storage of our product.  We plan to sell the property located in Brooklyn in the near future.  The sale of our Brooklyn property will enhance our already strong cash position and liquidity.  We believe that these measures will reduce operating expenses, increase efficiencies and ultimately increase the profitability of our company.

“In these challenging times, we were happy to be able to perform as we did in this last quarter.   Our cost cutting initiatives that took effect over the last few months found their way to the bottom line to show improved operating results and higher profits.  Additionally, these cost cutting measures and attempts for higher margins did not come at the expense of sales as our revenues grew by almost $4 million, or 26%, during this period even with the underlying price of green coffee approximately 15% lower year over year,” said Andrew Gordon, President and Chief Executive Officer.

“With the closing of our Brooklyn facility sometime in the next 30 days, we expect to see even more cost savings and gain additional production efficiencies by operating mainly out of our larger, more spacious and newer production facility in La Junta, Colorado.  Although we expect some increase in freight costs as we move finished product back East, these costs will be highly manageable as our original calculations were based on a much higher crude oil and distillate prices.

Our new credit line with Sterling National Bank will also improve our liquidity as it increases our borrowing base by 10% more than what was available under our previous line with Merrill Lynch.

We remain cognizant and prepared for the potential problems that exist in the current economic environment, but we believe we are continuing to move in the right direction as a company,” Mr. Gordon added.

About Coffee Holding

Coffee Holding is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points.  Coffee Holding has been a family operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy.  The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. It is possible that the assumptions made by management for purposes of such statements may not materialize.  Actual results may differ materially from those projected or implied in any forward-looking statements.  Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings.  The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
JANUARY 31, 2009 AND OCTOBER 31, 2008

	January 31, 2009	October 31, 2008
	(unaudited)
- ASSETS -
CURRENT ASSETS:
Cash and cash equivalents	$1,844,462	$963,298
Commodities held at broker	775,608	342,269
Accounts receivable, net of allowances of $141,915 for 2009 and 2008	8,025,381	9,067,797
Inventories	4,803,494	5,046,554
Prepaid expenses and other current assets	252,773	284,900
Prepaid and refundable income taxes	1,014,799	1,025,935
Deferred income tax assets	612,877	923,877
TOTAL CURRENT ASSETS	17,329,394	17,654,630

Property and equipment, at cost, net of accumulated depreciation of $5,161,629 and $5,020,573 for 2009 and 2008, respectively	2,730,321	2,804,053
Deposits and other assets	550,606	542,893
TOTAL ASSETS	$20,610,321	$21,001,576

- LIABILITIES AND STOCKHOLDERS' EQUITY -
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$8,839,811	$9,120,124
Line of credit borrowings	—	3,522,207
TOTAL CURRENT LIABILITIES	8,839,811	12,642,331

Line of credit borrowings	3,082,076	—
Deferred income tax liabilities	39,500	86,000
Deferred rent	77,236	69,959
Deferred compensation payable	331,932	352,637
TOTAL LIABILITIES	12,370,555	13,150,927

MINORITY INTEREST	4,674	3,226

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; none issued	—	—
Common stock, par value $.001 per share; 30,000,000 shares authorized, 5,529,830 shares issued for 2009 and 2008	5,530	5,530
Additional paid-in capital	7,327,023	7,327,023
Retained earnings	1,196,406	804,605
Less: Treasury stock, 87,614 and 84,314 common shares, at cost for 2009 and 2008, respectively	(293,867)	(289,735)
TOTAL STOCKHOLDERS' EQUITY	8,235,092	7,847,423
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$20,610,321	$21,001,576

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
THREE MONTHS ENDED JANUARY 31, 2009 AND 2008 (UNAUDITED)

	2009	2008
NET SALES	$18,857,870	$14,962,541

COST OF SALES	16,742,775	13,082,423

GROSS PROFIT	2,115,095	1,880,118

OPERATING EXPENSES:
Selling and administrative	1,256,831	1,378,924
Officers’ salaries	149,849	161,377
TOTALS	1,406,680	1,540,301

INCOME FROM OPERATIONS	708,415	339,817

OTHER INCOME (EXPENSE):
Interest income	2,265	24,271
Interest expense	(40,794)	(29,006)
TOTALS	(38,529)	(4,735)

INCOME BEFORE PROVISION FOR INCOME TAXES AND MINORITY INTEREST IN SUBSIDIARY	669,886	335,082

Provision for income taxes	276,636	142,051

INCOME BEFORE MINORITY INTEREST	393,250	193,031

Minority interest in loss of subsidiary	(1,449)	(10,766)

NET INCOME	$391,801	$182,265

Basic and diluted earnings per share	$.07	$.03

Weighted average common shares outstanding:
Basic and diluted	5,442,603	5,506,326

COFFEE HOLDING CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED JANUARY 31, 2009 AND 2008 (UNAUDITED)

	2009	2008
OPERATING ACTIVITIES:
Net income	$391,801	$182,265
Adjustments to reconcile net income to net cash provided by operating activities:
Unrealized (gains) losses on options and futures	(130,636)	8,863
Depreciation and amortization	141,056	119,572
Deferred rent amortization	7,277	—
Deferred income taxes	264,500	(8,500)
Minority interest	1,449	10,766
Changes in operating assets and liabilities:
Commodities held at broker	(302,703)	376,796
Accounts receivable	1,042,416	1,587,124
Inventories	243,060	(237,416)
Prepaid expenses and other assets	32,127	18,591
Prepaid and refundable income taxes	11,136	127,694
Accounts payable and accrued expenses	(280,313)	(1,825,256)
Deposits and other assets	(28,419)	41,813
Net cash provided by operating activities	1,392,751	402,312

INVESTING ACTIVITIES:
Purchases of property and equipment	(67,324)	(107,965)
Net cash (used in) investing activities	(67,324)	(107,965)

FINANCING ACTIVITIES:
Advances under bank line of credit	14,919,844	14,282,082
Principal payments under bank line of credit	(15,359,975)	(14,290,020)
Purchase of treasury stock	(4,132)	(88,017)
Net cash (used in) financing activities	(444,263)	(95,955)

NET INCREASE IN CASH	881,164	198,392

Cash and cash equivalents, beginning of year	963,298	890,649

CASH, END OF PERIOD	$1,844,462	$1,089,041

SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$51,879	$19,515
Income taxes paid	$—	$24,962